DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                  212-450-4000



                                                   August 24, 2000



The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

AES Trust VII
c/o The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

     We have acted as counsel for The AES Corporation (the "Company") and AES Trust VII (the "Trust") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Trust's $3.00 Trust Convertible Preferred Securities (the "Securities") to be sold by certain holders of such Securities. The Securities were issued pursuant to the provisions of the Amended and Restated Declaration of Trust dated as of May 17, 2000 (the "Declaration") among the Company, as sponsor, Bank One, National Association, Bank One Delaware, Inc., William R. Luraschi, Willard C. Hoagland, III and John R. Ruggirello, as trustees, and are guaranteed by the Company to the extent described in the Preferred Securities Guarantee Agreement dated as of May 17, 2000 (the "Guarantee"). The Trust has acquired 6.00% Junior Subordinated Debentures (the "Debentures") with the proceeds from the sale of the Securities and from the sale to the Company of the common securities of the Trust. The Debentures were issued pursuant to the provisions of the Junior Subordinated Indenture dated as of March 1, 1997 between the Company and The First National Bank of Chicago (presently known as Bank One, National Association), as trustee, as supplemented by a Seventh Supplemental Indenture dated as of May 17, 2000

The AES Corporation                      2                   August 24, 2000


(the indenture as so supplemented is hereinafter referred to as the "Indenture"). (The preceding documents to be collectively referred to as the "Offering Documents").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering our opinion, we have assumed the accuracy of the Offering Documents and that the issuance of the Securities will be consummated in accordance with the terms therein.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, any of which may be changed subsequent to the date of this letter, thereby potentially affecting the tax consequences opined on herein. Based on the foregoing, and assuming that the trustees of the Trust will conduct the affairs of the Trust in accordance with the Declaration, we hereby confirm our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the captions "Legal Matters" and "Certain United States Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                  Very truly yours,


                                                 /s/ Davis Polk & Wardwell